EXHIBIT 5



                                        April 8, 1996



Securities and Exchange Commission
450 Fifth Street Northwest
Washington, D.C.  20549

          Re:  S.E.C. Registration Statement
               on Form S-8 of 545,000 Shares
               of Common Stock of Enhanced Services Company, Inc.
               Commission File No. 0-24256
               --------------------------------------------------

Ladies and Gentlemen:

          We have acted as counsel to Enhanced Services Company, Inc. (the "Company") in connection with a Registration Statement to be filed with the United States Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of the aggregate of 545,000 shares of the Company's $.001 par value Common Stock (the "Common Stock") which may be issued to Creative Business Strategies, Inc. ("CBS"), a consultant to the Company, pursuant to the Creative Business Strategies, Inc. 1996 Consulting and Warrant Compensation Agreement (the "CBS Agreement"), under Common Stock Purchase Warrants exercisable to purchase up to 545,000 shares of the Company's Common Stock.

          As a basis of our opinion expressed below, we have examined such records of the Company, such certificates of public officials, and such other documents as we have deemed relevant and necessary. We have assumed the conformity to the originals of all copies and the authenticity of all originals. As to various questions of fact to our material, we have relied, after due investigation, upon inquiries made by us of an officer or officers of the Company.

          Based upon the foregoing, we are of the opinion as follows:

          1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

          2. The Company's authorized capital consists of Twenty Million (20,000,000) shares of Capital Stock of the Company, of which 15,000,000 shares are designated Common Stock having a par value of $.001 per share and of which 5,000,000 are designated preferred stock, having a par value of $.001 per share.

          3. The 545,000 shares of the Company's Common Stock proposed to be issued pursuant to the exercise of Warrants granted under the CBS Agreement will, upon the exercise of such Warrants and the payment of the warrant exercise price pursuant to the terms thereof and such Warrants as more fully described in the Registration Statement, be duly and validly authorized, legally issued, fully paid and nonassessable.

                                        Very truly yours,

                                        GREENBERGER & FORMAN


                                        By:  /s/Joseph Greenberger
                                             -----------------------------------
                                             Joseph Greenberger

JG/as